EX. 99.28(d)(48)(ii)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Loomis Sayles & Company, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Loomis Sayles & Company, L.P., a Delaware limited partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 30th day of April, 2018 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the JNL/Loomis Sayles Global Growth Fund as a new fund of the Trust, effective August 13, 2018.

Whereas, the Parties have agreed to amend the Agreement, effective August 13, 2018, to add the JNL/Loomis Sayles Global Growth Fund and its fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 13, 2018, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated August 13, 2018, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of August 13, 2018.

Jackson National Asset Management, LLC		Loomis Sayles & Company, L.P.

By:	/s/ Mark D. Nerud	By:	/s/ Lori A. Sanderson
Name:	Mark D. Nerud	Name:	Lori Sanderson
Title:	President and CEO	Title:	Vice President, Manager of Client Intake

Schedule A
August 13, 2018
(Funds)

Funds
JNL/Loomis Sayles Global Growth Fund
JNL Multi-Manager Alternative Fund

A-1

Schedule B
August 13, 2018
(Compensation)

JNL/Loomis Sayles Global Growth Fund
Average Daily Net Assets	Annual Rate

$0 to $100 million	0.30%
$100 million to $500 million	0.28%
Over $500 million	0.27%

JNL Multi-Manager Alternative Fund
Average Daily Net Assets	Annual Rate

[Fees Omitted]
* For the portion of the Average Daily Net Assets managed by Loomis Sayles & Company, L.P.

B-1